Exhibit 99.1

URANIUM RESOURCES, INC.

PRESS RELEASE FOR IMMEDIATE RELEASE

URANIUM RESOURCES, INC. ANNOUNCES PRIVATE PLACEMENT

OF 10,016,907 COMMON SHARES AT $4.90 PER SHARE RESULTING

IN GROSS PROCEEDS OF $49.1 MILLION

LEWISVILLE, TEXAS-(BUSINESS WIRE) April 19, 2006—Uranium Resources, Inc. (OTCBB: URRE) announced today the sale of 10,016,907 shares of its Common Stock at $4.90 per share to accredited investors resulting in gross proceeds of $49.1 million before expenses of the offering.  The Company expects to raise an additional $900,000 under this offering by April 21, 2006 under commitments that remain to be closed.  The Company will file a registration statement under the Securities Act of 1933, as amended, to register the resale of the shares.  Rice, Voelker LLC was the placement agent in connection with the offering and will receive a fee of $1,472,485 in cash and 300,507 shares of the Company’s Common Stock in connection with today’s placement.

This press release contains “forward-looking statements.” These include, without limitation, statements relating to future mining plans, production and other such matters. The words “expect,” “anticipate,” “estimate,” or “plans” and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results  to differ materially from the Company’s expectations expressed in the  forward-looking statements include, but are not limited to, the following:  industry conditions; volatility of uranium prices; operational risks; potential  liabilities, delays and associated costs imposed by government regulation  (including environmental regulation); inability to raise the funds for the  substantial capital expenditures required to fund operations; and risks related  to exploration and developmental drilling. For a more complete explanation of these various factors, see “Cautionary Statements” included in the Company’s  latest Annual Report on Form 10-KSB filed with the Securities and Exchange  Commission.

The Company is a Dallas-area-based uranium mining company whose shares are quoted on the OTC Bulletin Board under the symbol URRE. The Company specializes in in situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.

CONTACTS:	Paul K. Willmott, President, or
Thomas H. Ehrlich, Vice President - CFO
Uranium Resources, Inc.
(972) 219-3330